Ex. 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Record Operating Earnings in 2019 and Declares Increased Dividend

CAMBRIDGE, MA. (January 22, 2020) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company (“Cambridge Trust”), today announced net income of $25,257,000 for the year ended December 31, 2019, representing an increase of $1,376,000, or 5.8%, compared to net income of $23,881,000 for the year ended December 31, 2018. Diluted earnings per share were $5.37 for 2019, representing a 6.9% decrease over diluted earnings per share of $5.77 for 2018. Net income for 2019 included non-operating expenses of $4.7 million related to costs associated with the Company’s December common stock offering and merger related expenses resulting from the completed merger with Optima Bank & Trust Company (“Optima”) and the pending merger with Wellesley Bancorp, Inc. (“Wellesley”).

Excluding non-operating expenses, operating net income was $29,156,000 for the year ended December 31, 2019, an increase of $5,132,000, or 21.4%, as compared to operating net income of $24,024,000 for 2018. Operating diluted earnings per share were $6.20 for 2019, representing a 7% increase over operating diluted earnings per share of $5.80 for 2018.

For the quarter ended December 31, 2019, net income was $7,109,000, representing an increase of $1,803,000, or 34.0%, as compared to net income of $5,306,000 for the quarter ended December 31, 2018. Diluted earnings per share were $1.42 for the fourth quarter of 2019, representing an increase of 10.9% over diluted earnings per share of $1.28 for the fourth quarter of 2018.

Excluding non-operating expenses, operating net income was $7,922,000 for the quarter ended December 31, 2019, an increase of $2,471,000, or 45.3%, as compared to operating net income of $5,451,000 for 2018. Operating diluted earnings per share were $1.58 for the fourth quarter of 2019, representing a 19.7% increase over operating diluted earnings per share of $1.32 for the fourth quarter in 2018.

In the fourth quarter of 2019, Cambridge Bancorp and Wellesley Bancorp, Inc. (“Wellesley”) entered into a definitive agreement pursuant to which Wellesley will merge with and into the Company in an all-stock transaction that is anticipated to close during the second quarter of 2020. The merger is subject to regulatory approval, approval by the Company’s and Wellesley’s shareholders, and the completion of other customary closing conditions. Wellesley shareholders will receive 0.580 shares of the Company’s common stock for each share of Wellesley stock they own on the effective date of the merger. This strategically compelling merger is expected to enhance and expand the Company’s Greater Boston presence with the addition of Wellesley’s six full service banking offices in the Norfolk, Middlesex, and Suffolk Counties of Massachusetts.

2019 Highlights as Compared to 2018:

•	Revenue of $115.1 million, an increase of 19.2%
•	Wealth Management AUM & AUA growth of $576.2 million, or 20.0%
•	Organic loan growth of $191.6 million, or 12.3%
•	Organic core deposit growth of $172.0 million, or 10.2%

“Over the past year, Cambridge Trust has made great strides in laying the foundation for many years to come with the expansion of our markets in New Hampshire and Massachusetts following the merger with Optima and the announced merger with Wellesley, respectively,” noted Denis K. Sheahan, Chairman and CEO. “Added to these accomplishments was solid organic growth in loans, deposits, wealth assets, and operating earnings in 2019. The capital raised in December will allow the Cambridge Trust to take advantage of the growth opportunity ahead.”

Balance Sheet

Inclusive of the merger with Optima and organic growth, total assets increased $754.2 million, or 35.9%, from December 31, 2018 and were $2.9 billion as of December 31, 2019.

Cash and cash equivalents increased $42.9 million from December 31, 2018 and were $61.3 million as of December 31, 2019.

Inclusive of the merger with Optima and organic growth, total loans increased $667.0 million, or 42.8%, from December 31, 2018 and stood at $2.2 billion as of December 31, 2019.

•	Residential real estate loans increased $313.2 million from $604.3 million at December 31, 2018 to $917.6 million at December 31, 2019.
•	Commercial real estate loans increased $302.6 million, from $758.0 million at December 31, 2018 to $1.1 billion at December 31, 2019.
•	Commercial & industrial loans increased $39.5 million from $93.7 million at December 31, 2018 to $133.2 million at December 31, 2019.

A table is included accompanying this release to provide detail of organic loan and deposit growth.

Organic loan growth:

•	Commercial real estate loans increased $188.3 million, or 24.8%, from December 31, 2018.
•	Commercial and industrial loans increased $9.3 million, or 9.9%, from December 31, 2018.
•

Residential mortgage loans decreased $1.3 million from December 31, 2018.  During the fourth quarter of 2019, the Company sold a pool of residential mortgages totaling $37.4 million. The Company had total loan pool sales of $74.4 million of residential mortgages in 2019. Excluding the loan pools sold, residential real estate loans had organic growth of $73.1 million.

The Company’s total investment securities portfolio decreased by $52.5 million, or 11.6%, from $451.0 million at December 31, 2018 to $398.5 million at December 31, 2019, as cash flows were used to reduce wholesale funding.

Total deposits grew by $547.5 million, or 30.2%, to $2.4 billion at December 31, 2019, from $1.8 billion at December 31, 2018, primarily driven by a combination of the impact of the Optima merger and organic core deposit growth.

•	Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $486.6 million, or 28.8%, to $2.2 billion from $1.7 billion at December 31, 2018.
•

Excluding the impact of the Optima merger, organic growth in core deposits was $172.0 million, or 10.2%, at December 31, 2019. Growth in core deposits during 2019 was attributable to successful deposit campaigns, as we strived to attract and deepen client relationships.

•

The cost of total deposits for the quarter ended December 31, 2019 was 0.68%, as compared to 0.38% for the quarter ended December 31, 2018, driven by the impact of higher deposit rates associated with the Optima merger and promotional deposit campaigns throughout the year to attract and deepen client relationships. The cost of total deposits for the year ended December 31, 2019 was 0.70%, as compared to 0.28% for the same period in 2018, driven by the impact of higher deposit rates associated with the Optima merger and the promotional deposit campaigns described above.

Certificates of deposit, which totaled $182.3 million at December 31, 2019, increased by $60.9 million from $121.4 million at December 31, 2018, primarily due to the merger with Optima. Total brokered certificates of deposit, which are included within certificates of deposit, were $7.1 million and $27.5 million at December 31, 2019 and December 31, 2018, respectively.

Short-term borrowings were $135.7 million as of December 31, 2019 representing a $45.7 million, or 50.8%, increase from $90.0 million at December 31, 2018.

Net Interest and Dividend Income

For the quarter ended December 31, 2019, net interest and dividend income before provision for loan losses increased by $5.2 million, or 31.7%, to $21.6 million, as compared to $16.4 million for the quarter ended December 31, 2018, primarily due to loan growth, both organic and as a result of the Optima merger.

•	Interest on loans increased by $7.9 million, or 50.6%, primarily due to organic and loan growth related to the Optima merger.
•	Interest on deposits increased $2.4 million, or 139.6%, due to an increase in cost of deposits combined with organic and deposit growth related to the Optima merger.

The Company’s net interest margin, on a fully taxable equivalent basis, decreased 13 basis points to 3.19% for the quarter ended December 31, 2019, as compared to 3.32% for the quarter ended December 31, 2018.

For the year ended December 31, 2019, net interest and dividend income before provision for loan losses increased by $15.1 million, or 23.8%, to $78.7 million, as compared to $63.6 million for the year ended December 31, 2018. The Company’s net interest margin, on a fully taxable equivalent basis, decreased 11 basis points to 3.22% for the year ended December 31, 2019, as compared to 3.33% for the year ended December 31, 2018.

•	Interest on loans increased by $26.7 million, or 45.7%, primarily due to organic and loan growth related to the Optima merger.
•	Interest on deposits increased $10.6 million, or 211.4%, due to an increase in cost of deposits combined with organic and merger related deposit growth.

Provision for Loan Losses

The provision for loan losses for the quarter ended December 31, 2019 was $331,000, as compared to $715,000 for the quarter ended December 31, 2018.  For 2019, the provision for loan losses was $3.0 million, representing an increase of $1.5 million compared to 2018. The increase is the result of strong loan growth and a $1.2 million charge-off on an acquired commercial real estate loan during the third quarter of 2019.

Noninterest Income

Total noninterest income increased by $1.9 million, or 23.6%, to $9.9 million for the quarter ended December 31, 2019, as compared to $8.0 million for the quarter ended December 31, 2018, primarily as a result of higher Wealth Management revenue, higher gains on loans sold and higher loan prepayment income, which was partially offset by lower loan related derivative income. Noninterest income was 31.5% of total revenue for the quarter ended December 31, 2019.

•

Wealth Management revenue increased by $776,000, or 12.6%, for the fourth quarter of 2019, as compared to the fourth quarter of 2018, due to higher assets under management. Wealth management assets under management and administration increased by $576.2 million, or 20.0% to $3.5 billion as of December 31, 2019, as compared to $2.9 billion as of December 31, 2018, primarily as a result of increases in the equity markets during the year.

•	Gain on loans sold increased by $662,000, as compared to the fourth quarter of 2018, due to the sale of a residential mortgage pool of $37.4 million during the quarter.
•	Other income increased $673,000 during the fourth quarter of 2019 primarily as a result of higher loan prepayment income during the quarter.
•

Loan related derivative income decreased $328,000 for the fourth quarter of 2019, as compared to the fourth quarter of 2018, due to lower volume of loan related derivative transactions executed in the fourth quarter of 2019.

Total noninterest income increased by $3.4 million, or 10.3%, to $36.4 million for the year ended December 31, 2019, as compared to $33.0 million for the year ended December 31, 2018, primarily as a result of higher Wealth Management revenue, higher gains on loans sold and higher other income. Noninterest income was 31.6% of total revenue for year ended December 31, 2019.

•

Wealth Management revenue increased by $1.3 million, or 5.2%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018, due to higher average assets under management during the period.

•	Gain on loans sold increased by $1.1 million as compared to the same period in 2018 primarily due to the sale of residential mortgage pools totaling $74.4 million during 2019.
•	Other income increased $658,000 during the year ended 2019 primarily as a result of higher loan prepayment income during the year.

Noninterest Expense

Total noninterest expense increased by $4.6 million, or 27.2%, to $21.4 million for the quarter ended December 31, 2019, as compared to $16.8 million for the quarter ended December 31, 2018, driven by an increase in non-operating expense, salaries and employee benefit expense, occupancy and equipment expense, data processing fees, and professional service fees. The increase to noninterest expense was partially offset by lower marketing, and FDIC insurance expenses.

•

Non-operating expense increases of $640,000 were primarily the result of merger expenses associated with Wellesley combined with professional service and legal expenses associated with the December 2019 equity offering.

•	Salaries and employee benefit expense increases of $2.8 million were driven by the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.
•	Occupancy and equipment expense increases of $706,000 were due to the merger with Optima and additional office space in Boston, MA.
•	Professional services expense increases of $431,000 were primarily the result of added consulting costs and temporary staffing.
•	Data processing expense increases of $371,000 were primarily the result of the merger with Optima and investments made in technology.

Total noninterest expense increased by $14.2 million, or 22.2%, to $78.2 million for the year ended December 31, 2019, as compared to $64.0 million for the year ended December 31, 2018, primarily driven by an increase in non-operating expenses, salaries and employee benefit expense, occupancy and equipment expense, data processing fees, and professional service fees. The increase to noninterest expense was partially offset by lower marketing, and FDIC insurance expenses.

•

Non-operating expense of $4.7 million were primarily related to professional fees, compensation and severance payments, and contract termination costs associated with the Optima merger combined with expenses associated with the pending Wellesley merger and the December 2019 equity offering.

•	Salaries and employee benefit increases of $6.3 million were primarily the result of the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.

•	Occupancy and equipment expense increases of $1.8 million were primarily due to the merger with Optima and additional office space in Boston, Massachusetts.
•	Data processing expense increases of $1.1 million were primarily due to increased transaction volume related to the merger with Optima and investments made in technology.

Asset Quality

Non-performing loans totaling $5.7 million, or 0.25% of total loans outstanding as of December 31, 2019, included $2.5 million attributed to a non-performing acquired commercial real estate loan. The allowance for loan losses was $18.2 million, or 0.82% of total loans outstanding at December 31, 2019, compared to $16.8 million, or 1.08% of total loans outstanding at year end 2018. The decrease in the allowance to loans ratio during 2019 was primarily due to the impact of loans acquired in connection with the Optima merger. During the fourth quarter of 2019, the Company recorded $185,000 in net loan charge-offs. Net loan charge-offs were $1.6 million for the year ended 2019.

Income Taxes

The Company’s effective tax rate was 27.3% for the quarter ended December 31, 2019, as compared to 23.0% for the quarter ended December 31, 2018, primarily driven by the costs associated with the pending Wellesley and the equity offering. For the year ended December 31, 2019, the effective tax rate was 25.5%, as compared to 23.2% for the year ended December 31, 2018.

Capital & Dividend

The Company’s total shareholders’ equity to total assets ratio increased 26.3%, to 10.04%, as of December 31, 2019, as compared to 7.95% as of December 31, 2018. The Company completed an equity offering during the fourth quarter of 2019 and issued 550,850 shares of common stock, and received proceeds of $38.2 million net of underwriting fees. We expect to use the net proceeds from this offering for general corporate purposes, including funding organic growth and potential acquisitions.

On January 21, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.53 per share, which is payable on February 20, 2020 to shareholders of record as of the close of business on February 6, 2020. This represents an increase of $0.02, as compared to the $0.51 dividend paid in same quarter of 2019.

The Company’s ratio of tangible common equity to tangible assets increased 12.6%, to 8.93%, at December 31, 2019 from 7.93% at December 31, 2018, primarily due to receipt of proceeds in the capital offering, partially offset by growth and the impact of goodwill and acquisition related intangibles recorded as a result of the merger with Optima. Tangible book value per share grew by $6.09, or 15.0%, to $46.66 as of December 31, 2019, as compared to $40.57 as of December 31, 2018.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 129-year-old Massachusetts chartered commercial bank with approximately $2.9 billion in assets and a total of 16 banking offices in Massachusetts and New Hampshire. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.5 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts; Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, challenges from the integration of the Company and Optima resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets, the businesses of the Company and Wellesley may not be combined successfully, or such combination may take longer than expected, the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected, operating costs, customer loss and business disruption following the Wellesley merger, including adverse effects on relationships with employees, may be greater than expected, governmental approvals of the merger with Wellesley may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger, the shareholders of the Company and Wellesley may fail to approve the merger, and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year end December 31, 2018, which the Company filed on March 18, 2019. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on sale of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles) and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating diluted earnings per share, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(dollars in thousands, except per share data)

Interest and Dividend Income	$26,415	$18,385	$96,339	$69,055
Interest Expense	4,807	1,975	17,643	5,467
Net Interest and Dividend Income	21,608	16,410	78,696	63,588
Provision for Loan Losses	331	715	3,004	1,502
Noninterest Income	9,933	8,038	36,401	32,989
Noninterest Expense	21,428	16,842	78,175	63,987
Income Before Income Taxes	9,782	6,891	33,918	31,088
Income Tax Expense	2,673	1,585	8,661	7,207
Net Income	$7,109	$5,306	$25,257	$23,881

Operating Net Income*	$7,922	$5,451	$29,156	$24,024

Data Per Common Share:
Basic Earnings Per Share	$1.43	$1.29	$5.41	$5.82
Diluted Earnings Per Share	1.42	1.28	5.37	5.77
Operating Diluted Earnings Per Share*	1.58	1.32	6.20	5.80
Dividends Declared Per Share	0.51	0.50	2.04	1.96

Avg. Common Shares Outstanding:
Basic	4,939,973	4,065,681	4,629,255	4,061,529
Diluted	4,980,439	4,102,546	4,661,720	4,098,633

Selected Performance Ratios:
Net Interest Margin, FTE	3.19%	3.32%	3.22%	3.33%
Cost of Funds	0.71%	0.40%	0.72%	0.28%
Cost of Interest Bearing Liabilities	1.01%	0.59%	1.01%	0.43%
Cost of Deposits	0.68%	0.38%	0.70%	0.28%
Cost of Deposits excluding Wholesale Deposits	0.68%	0.36%	0.67%	0.25%
Return on Average Assets	0.98%	1.04%	0.97%	1.21%
Return on Average Earning Assets	1.05%	1.07%	1.03%	1.24%
Return on Average Equity	11.08%	12.95%	11.40%	15.35%
Efficiency Ratio	67.94%	68.89%	67.92%	66.25%
Operating Efficiency Ratio*	65.27%	68.07%	63.78%	66.05%
Operating Return on Tang Common Equity*	14.29%	13.34%	14.80%	15.49%
Operating Return on Average Assets*	1.10%	1.06%	1.12%	1.21%

			December 31,	December 31,
			2019	2018

Total Assets			$2,855,563	$2,101,384
Total Loans			2,226,728	1,559,772
Non-Performing Loans			5,651	642
Allowance for Loan Losses			18,180	16,768
Allowance to Total Loans			0.82%	1.08%
Total Deposits			2,358,878	1,811,410
Total Shareholders’ Equity			286,561	167,026
Total Shareholders’ Equity to Total Assets			10.04%	7.95%
Wealth Management AUM			3,287,371	2,759,547
Wealth Management AUM & AUA			3,452,852	2,876,702
Book Value Per Share			$53.06	$40.67
Tangible Common Equity Ratio*			8.93%	7.93%
Tangible Book Value Per Share*			$46.66	$40.57

*See GAAP to Non-GAAP Reconciliations.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$61,335	$18,473
Investment securities
Available for sale, at fair value (amortized cost $141,109 and $172,290, respectively)	140,330	168,163
Held to maturity, at amortized cost (fair value $264,114 and $281,310, respectively)	258,172	282,869
Total investment securities	398,502	451,032
Loans held for sale, at lower of cost or fair value	1,546	—
Loans
Residential mortgage	917,566	604,331
Commercial mortgage	1,060,574	757,957
Home equity	80,675	69,336
Commercial & Industrial	133,236	93,712
Consumer	34,677	34,436
Total loans	2,226,728	1,559,772
Less: allowance for loan losses	(18,180)	(16,768)
Net loans	2,208,548	1,543,004
Federal Home Loan Bank of Boston Stock, at cost	7,854	6,844
Bank owned life insurance	37,319	30,933
Banking premises and equipment, net	14,756	8,578
Right-of-use asset operating leases	33,587	—
Deferred income taxes, net	8,229	8,717
Accrued interest receivable	7,052	5,762
Goodwill	31,206	412
Merger related intangibles, net	3,338	—
Other assets	42,291	27,629
Total assets	$2,855,563	$2,101,384
Liabilities
Deposits
Demand	$630,593	$494,492
Interest bearing checking	450,098	431,702
Money market	181,406	135,585
Savings	914,499	628,212
Certificates of deposit	182,282	121,419
Total deposits	2,358,878	1,811,410
Short-term borrowings	135,691	90,000
Long-term borrowings	—	3,409
Operating lease liabilities	35,054	—
Other liabilities	39,379	29,539
Total liabilities	2,569,002	1,934,358
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 5,400,868 shares and 4,107,051 shares, respectively	5,401	4,107
Additional paid-in capital	136,766	38,271
Retained earnings	146,875	131,135
Accumulated other comprehensive loss	(2,481)	(6,487)
Total shareholders’ equity	286,561	167,026
Total liabilities and shareholders’ equity	$2,855,563	$2,101,384

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$23,463	$15,623	$84,382	$57,941
Interest on tax-exempt loans	199	92	584	371
Interest on taxable investment securities	1,889	1,887	7,963	7,457
Interest on tax-exempt investment securities	580	587	2,289	2,404
Dividends on FHLB of Boston stock	109	85	390	287
Interest on overnight investments	175	111	731	595
Total interest and dividend income	26,415	18,385	96,339	69,055
Interest expense
Interest on deposits	4,152	1,733	15,641	5,023
Interest on borrowed funds	655	242	2,002	444
Total interest expense	4,807	1,975	17,643	5,467
Net interest and dividend income	21,608	16,410	78,696	63,588
Provision for Loan Losses	331	715	3,004	1,502
Net interest and dividend income after provision for loan losses	21,277	15,695	75,692	62,086
Noninterest income
Wealth management revenue	6,923	6,147	26,499	25,191
Deposit account fees	790	765	3,185	3,071
ATM/Debit card income	367	305	1,413	1,180
Bank owned life insurance income	158	133	612	526
Gain (loss) on disposition of investment securities	—	—	(79)	2
Gain on loans sold	679	17	1,170	99
Loan related derivative income	103	431	1,674	1,651
Other income	913	240	1,927	1,269
Total noninterest income	9,933	8,038	36,401	32,989
Noninterest expense
Salaries and employee benefits	13,141	10,370	47,494	41,212
Occupancy and equipment	3,042	2,336	10,855	9,072
Data processing	1,700	1,329	6,232	5,177
Professional services	1,212	781	3,623	3,258
Marketing	585	860	1,760	2,229
FDIC insurance	(78)	137	291	574
Nonoperating expenses	841	201	4,721	201
Other expenses	985	828	3,199	2,264
Total noninterest expense	21,428	16,842	78,175	63,987
Income before income taxes	9,782	6,891	33,918	31,088
Income tax expense	2,673	1,585	8,661	7,207
Net income	$7,109	5,306	$25,257	$23,881
Share data:
Weighted average number of shares outstanding, basic	4,939,973	4,065,681	4,629,255	4,061,529
Weighted average number of shares outstanding, diluted	4,980,439	4,102,546	4,661,720	4,098,633
Basic earnings per share	$1.43	$1.29	$5.41	$5.82
Diluted earnings per share	$1.42	$1.28	$5.37	$5.77

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,201,984	$23,463	4.23%	$1,477,038	$15,623	4.20%
Tax-exempt	25,344	253	3.96	9,799	116	4.70
Securities available for sale (3)
Taxable	147,852	722	1.94	177,090	753	1.69
Securities held to maturity
Taxable	187,584	1,167	2.47	194,914	1,134	2.31
Tax-exempt	78,172	734	3.73	75,509	743	3.90
Cash and cash equivalents	57,036	175	1.22	35,122	111	1.25
Total interest-earning assets (4)	2,697,972	26,514	3.90%	1,969,472	18,480	3.72%
Non interest-earning assets	188,557			78,638
Allowance for loan losses	(18,373)			(16,318)
Total assets	$2,868,156			$2,031,792
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$427,475	$121	0.11%	$392,816	$81	0.08%
Savings accounts	916,575	2,420	1.05	637,434	993	0.62
Money market accounts	216,858	678	1.24	136,923	336	0.97
Certificates of deposit	204,654	933	1.81	117,165	323	1.09
Total interest-bearing deposits	1,765,562	4,152	0.93	1,284,338	1,733	0.54
Other borrowed funds	125,368	655	2.07	38,375	242	2.50
Total interest-bearing liabilities	1,890,930	4,807	1.01%	1,322,713	1,975	0.59%
Non-interest-bearing liabilities
Demand deposits	645,807			521,993
Other liabilities	76,876			24,500
Total liabilities	2,613,613			1,869,206
Shareholders’ equity	254,543			162,586
Total liabilities & shareholders’ equity	$2,868,156			$2,031,792
Net interest income on a fully taxable equivalent basis		21,707			16,505
Less taxable equivalent adjustment		(208)			(180)
Net interest income		$21,499			$16,325
Net interest spread (5)			2.89%			3.13%
Net interest margin (6)			3.19%			3.32%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2019 and 2018.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Year Ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,952,374	$84,382	4.32%	$1,407,079	$57,941	4.12%
Tax-exempt	17,322	740	4.27	10,158	469	4.62
Securities available for sale (3)
Taxable	154,256	2,884	1.87	194,419	3,202	1.65
Securities held to maturity
Taxable	204,909	5,079	2.48	189,120	4,255	2.25
Tax-exempt	75,432	2,897	3.84	76,966	3,043	3.95
Cash and cash equivalents	50,839	731	1.44	45,365	595	1.31
Total interest-earning assets (4)	2,455,132	96,713	3.94%	1,923,107	69,505	3.61%
Non interest-earning assets	162,529			73,330
Allowance for loan losses	(17,345)			(15,857)
Total assets	$2,600,316			$1,980,580
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$417,226	$440	0.11%	$409,178	$247	0.06%
Savings accounts	827,279	8,708	1.05	624,421	2,900	0.46
Money market accounts	189,836	2,481	1.31	93,449	597	0.64
Certificates of deposit	221,299	4,012	1.81	134,007	1,279	0.95
Total interest-bearing deposits	1,655,640	15,641	0.94%	1,261,055	5,023	0.40%
Other borrowed funds	86,712	2,002	2.31	18,671	444	2.38
Total interest-bearing liabilities	1,742,352	17,643	1.01%	1,279,726	5,467	0.43%
Non-interest-bearing liabilities
Demand deposits	567,500			521,091
Other liabilities	68,847			24,217
Total liabilities	2,378,699			1,825,034
Shareholders’ equity	221,617			155,546
Total liabilities & shareholders’ equity	$2,600,316			$1,980,580
Net interest income on a fully taxable equivalent basis		79,070			64,038
Less taxable equivalent adjustment		(764)			(737)
Net interest income		$78,306			$63,301
Net interest spread (5)			2.93%			3.19%
Net interest margin (6)			3.22%			3.33%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2019 and 2018.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth (dollars in thousands)

					December 2018 vs December 2019
	December 31,	September 30,	December 31,	Balance	Organic	Organic
	2019	2019	2018	Acquired	Growth/(Loss) $	Growth/(Loss) %
Loans
Residential mortgage	$917,566	$909,822	$604,331	$314,552	$(1,317)	(0.2%)
Commercial mortgage	1,060,574	1,016,772	757,957	114,338	188,279	24.8%
Home equity	80,675	82,713	69,336	15,452	(4,113)	(5.9%)
Commercial & Industrial	133,236	138,072	93,712	30,215	9,309	9.9%
Consumer	34,677	32,503	34,436	849	(608)	(1.8%)
Total loans	$2,226,728	$2,179,882	$1,559,772	$475,406	$191,550	12.3%
Deposits
Demand	$630,593	$654,133	$494,492	$58,722	$77,379	15.6%
Interest bearing checking	450,098	429,755	431,702	49,454	(31,058)	(7.2%)
Money market	181,406	214,721	135,585	68,183	(22,362)	(16.5%)
Savings	914,499	876,392	628,212	138,285	148,002	23.6%
Core deposits	2,176,596	2,175,001	1,689,991	314,644	171,961	10.2%
Certificates of deposit	182,282	232,858	121,419	162,545	(101,682)	(83.7%)
Total deposits	$2,358,878	$2,407,859	$1,811,410	$477,189	$70,279	3.9%

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended December 31,		For the Year Ended December 31,
Operating Net Income / Operating Diluted Earnings Per Share	2019	2018	2019	2018
	(in thousands, except share data)

Net Income (a GAAP measure)	$7,109	$5,306	$25,257	$23,881
Add: Merger and Capital Raise Expenses (Pretax)	841	201	4,721	201
Add: (Gain)/loss on disposition of investment securities	—	—	79	(2)
Tax effect of Merger and Capital Raise Expenses, and Gain (loss) on disposition of investment securities(1)	(28)	(56)	(901)	(56)
Operating Net Income (a non-GAAP measure)	$7,922	$5,451	$29,156	$24,024
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(57)	(53)	(243)	(239)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$7,865	$5,398	$28,913	$23,785
Weighted Average Diluted Shares	4,980,439	4,102,546	4,661,720	4,098,633
Operating Diluted earnings per share (a non-GAAP measure)	$1.58	$1.32	$6.20	$5.80

(1)

The net tax benefit associated with non-operating items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

The following tables summarize the calculation of the Company’s tangible common equity ratio and tangible book value per share for the periods indicated:

	December 31, 2019	December 31, 2018
	(in thousands, except share data)
Tangible Common Equity:
Shareholders' equity (GAAP)	$286,561	$167,026
Less: Goodwill and acquisition related intangibles (GAAP)	(34,544)	(412)
Tangible Common Equity (a non-GAAP measure)	252,017	166,614
Total assets (GAAP)	2,855,563	2,101,384
Less: Goodwill and acquisition related intangibles (GAAP)	(34,544)	(412)
Tangible assets (a non-GAAP measure)	$2,821,019	$2,100,972
Tangible Common Equity Ratio (a non-GAAP measure)	8.93%	7.93%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$252,017	$166,614
Common shares outstanding	5,400,868	4,107,051
Tangible Book Value Per Share (a non-GAAP measure)	$46.66	$40.57